* * * * *


                            STOCK PURCHASE AGREEMENT

                                  by and among

                           Win-Gate Equity Group, Inc.

                                       and

            The Shareholders of Globaltron Communications Corporation

                                    * * * * *


                                January 21, 2000

                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement, dated as of January 21, 2000 (this "Agreement"), is made and entered into by and among Win-Gate Equity Group, Inc., a Florida corporation (the "Company"), Gary D. Morgan, an individual ("Morgan") and the Shareholders of Globaltron Communications Corporation, a Delaware corporation ("Globaltron"), as set forth on Schedule "A" attached hereto (individually a "Shareholder" and collectively the "Shareholders").

         WHEREAS, the Board of Directors of the Company have adopted resolutions approving and adopting the Stock Purchase (the "Stock Purchase") upon the terms and conditions hereinafter set forth in this Agreement; and

         WHEREAS, the Shareholders own 100% of the outstanding common stock of Globaltron, desire to enter into this Agreement for the purpose of approving the Stock Purchase and for the purpose of making certain representations, warranties, covenants and agreements;

         WHEREAS, the parties desire this to be a tax free reorganization described in the Internal Revenue Code of 1986, as amended; and

         NOW, THEREFORE, in consideration of the foregoing premises, the representations, warranties and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

                                   ARTICLE 1
                       EXCHANGE OF SHARES FOR COMMON STOCK

         1.1 Agreement to Exchange Shares for Common Stock. On the Closing Date (as hereinafter defined) and upon the terms and subject to the conditions set forth in this Agreement, the Shareholders shall sell, assign, transfer, convey and deliver the Shares (representing 100% of the common stock of Globaltron (the "Shares")) to Company and Company shall accept the Shares from the Shareholders in exchange for the shares of common stock (as defined below).

         1.2 Closing. The closing of the Stock Purchase (the "Closing") shall take place at 10 a.m., eastern standard time, at the offices of Atlas Pearlman Trop & Borkson, P.A. located at 350 East Las Olas Boulevard, Suite 1700, Fort Lauderdale, Florida 33301 on January 21, 2000, or as soon as the conditions set forth in Article 7 have been satisfied or waived or as soon as practicable thereafter. Such date is herein referred to as the "Closing Date." At the Closing, the Shareholders shall deliver to Company stock certificates representing the Shares, duly endorsed in blank for transfer or accompanied by appropriate stock powers duly executed in blank. In full consideration and exchange for the Shares, Company shall exchange with the Shareholders the Exchange Consideration as provided for in Section 1.3 hereof.

         1.3 Exchange Consideration. In exchange for the Shares, Company will exchange with the Shareholders on the Closing Date, shares of the common stock of Company ("Common Stock") on a one for one share basis for each Share of common stock exchanged (the "Exchange Consideration").

                                   ARTICLE 2
                    REPRESENTATIONS AND WARRANTIES OF MORGAN

         Morgan hereby represents and warrants to the Company as follows:

         2.1 Organization. Globaltron has been duly incorporated, is validly existing as a corporation and is in good standing under the laws of its state of incorporation, and has the requisite corporate power to carry on its business as now conducted.

         2.2 Capitalization. The authorized capital stock of Globaltron consists of 50,000,000 shares of Globaltron Common Stock, of which 15,700,059 shares are issued and outstanding and no shares of Globaltron Preferred Stock. All of the issued and outstanding shares of Globaltron Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth on Schedule 2.2, there are no outstanding or authorized options, rights, warrants, calls, convertible securities, rights to subscribe, conversion rights or other agreements or commitments to which Globaltron is a party or which are binding upon Globaltron providing for the issuance or transfer by Globaltron of additional shares of its capital stock and Globaltron has not reserved any shares of its capital stock for issuance, nor are there any outstanding stock option rights, phantom equity or similar rights, contracts, arrangements or commitments. Except as set forth on Schedule 2.2, there are no voting trusts or any other agreements or understandings with respect to the voting of Globaltron's capital stock.

         2.3 Certain Corporate Matters. Globaltron is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership of its properties, the employment of its personnel or the conduct of its business requires it to be so qualified, except where such failure would not have a material adverse effect on Globaltron's financial condition, results of operations or business. Globaltron has full corporate power and authority and has obtained all authorizations, licenses and permits necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it.

         2.4 Authority Relative to this Agreement. Except for any required filing, permit, authorization, consent or approval set forth on Schedule 2.5, Globaltron has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Globaltron and the consummation by Globaltron of the transactions contemplated hereby have been duly authorized by the Board of Directors of Globaltron and no other actions on the part of Globaltron are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Globaltron and Morgan and constitutes a valid and binding agreement of Globaltron and Morgan, enforceable against Globaltron and Morgan in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.

         2.5 Consents and Approvals: No Violations. Except as set forth on
Schedule 2.5 and except for applicable requirements of federal securities laws and state securities or blue sky laws, no filing with, and no permit, authorization, consent or approval of, any third party, public body or authority is necessary for the consummation by Globaltron and Morgan of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by Globaltron and Morgan nor the consummation by Globaltron and Morgan of the transactions contemplated hereby, nor compliance by Globaltron with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the Articles of Incorporation or Bylaws of Globaltron, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Globaltron or any of its subsidiaries is a party or by which any of them or their properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Globaltron, any of its subsidiaries and Morgan or any of their properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults which are not in the aggregate material to Globaltron and its subsidiaries.

         2.6 Subsidiaries and Equity Investments.
             ------------------------------------

             (a) Schedule 2.6 sets forth (i) the name of each corporation of which Globaltron owns, directly or indirectly, shares of capital stock (hereinafter referred to collectively as "Subsidiaries" and individually as a "Subsidiary") (ii) the name of each corporation, partnership, joint venture or other entity (other than the Subsidiaries) in which Globaltron has, or pursuant to any agreement has the right to acquire at any time by any means, directly or indirectly, an equity interest or investment; (iii) in the case of each of such corporations described in clauses (i) and (ii) above, (A) the jurisdiction of incorporation, (B) the capitalization thereof and the percentage of each class of capital voting stock owned by Globaltron, (C) a description of any contractual limitations on the holder's ability to vote or alienate such securities, (D) a description of any outstanding options or other rights to acquire securities of or interest in such corporation, and (E) a description of any other contractual charge or impediment which would materially limit or impair any of Globaltron's ownership of such entity or interest or its ability effectively to exercise the full rights of ownership of such entity or interest; and (iv) in the case of each of such unincorporated entities, information substantially equivalent to that provided pursuant to clause (iii) above with regard to corporate entities.

             (b) Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted. Each Subsidiary is duly qualified to do business as a foreign corporation in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary. Each Subsidiary is duly qualified to do business in good standing in each jurisdiction in where the nature of the business conducted by Globaltron or the ownership or leasing of its properties makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a material adverse effect on the business, operations, properties, assets, condition or results of operation of Globaltron. All the outstanding shares of capital stock of each Subsidiary owned by Globaltron have been duly authorized and validly issued, are fully paid and non-assessable, and are owned of record and beneficially, directly or indirectly, by Globaltron, free and clear of any liens, claims, charges, security interests or other legal or equitable encumbrances, limitations or restrictions. There are no outstanding options, warrants, agreements, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any issued or unissued shares of capital stock of any Subsidiary.

         2.7 Financial Statements. Attached hereto as Schedule 2.7 are (a) an unaudited balance sheet at December 31, 1999 (the "Globaltron Interim Balance Sheet"), (b) unaudited profit and loss statement for the nine month period ended December 31, 1999 (collectively, the "Financial Statements"). The Financial Statements, present fairly, in all material aspects, the financial position, results of operations and changes in financial position of Globaltron as of such dates and for the periods then ended.

         2.8 Absence of Certain Changes or Events. Since December 31, 1999 and except as set forth on Schedule 2.8:

             (a) Globaltron has operated in the ordinary course of business consistent with past practice and there has not been any material adverse change in the assets, properties, business, operations, prospects, net income or conditions, financial or otherwise, of Globaltron. Globaltron does not know nor has reason to know of any event, condition, circumstance or prospective development which threatens or may threaten to have a material adverse effect on the assets, properties, operations, prospects, net income or financial condition of Globaltron;

             (b) there has not been any substantive change in any method of accounting or accounting practice of Globaltron;

             (c) there has not been any declaration, setting aside or payment of dividends or distributions with respect to shares of Globaltron or any redemption, purchase or other acquisition of any other of Globaltron's securities; and

             (d) an increase in the compensation payable or to become payable to any director or officer of Globaltron, other than in the ordinary course of business consistent with past practice.

         2.9 Tax Matters. All returns, reports, or information return or other document (including any relating or supporting information) required to be filed before the Closing in respect of Globaltron has been filed, and Globaltron has paid, accrued or otherwise adequately reserved for the payment of all Taxes required to be paid in respect of the periods covered by such returns and has adequately reserved for the payment of all Taxes with respect to periods ended on or before the Closing for which tax returns have not yet been filed. All Taxes of Globaltron have been paid or adequately provided for and Globaltron knows of no proposed additional tax assessment against Globaltron not adequately provided for in the Financial Statements. No deficiency for any taxes has been asserted or assessed by a taxing authority against Globaltron, there is no outstanding audit examination, deficiency or refund litigation with respect to any taxes of Globaltron. In the ordinary course, Globaltron makes adequate provision on its books for the payment of taxes (including for the current fiscal period) owed by Globaltron. Globaltron has not executed an extension or waiver of any statute of limitations on the assessment or collection of tax that is currently in effect.

         "Taxes" shall, for purposes of this Agreement, mean all taxes however denominated, including any interest, penalties or addition to tax that may become payable in respect thereof, imposed by any governmental body which taxes shall include, without limiting the generality of the foregoing, all income taxes, payroll and employee withholding taxes, unemployment insurance, social security, sales and use taxes, excise taxes, franchise taxes, receipts taxes, occupations taxes, real and personal property taxes, stamp taxes, transfer taxes, workman's compensation taxes and any other obligation of the same or a similar nature.

         2.10 Absence of Undisclosed Liabilities. Except as set forth on
Schedule 2.10 Globaltron has no indebtedness or liability, absolute or contingent, known or unknown, which is not shown or provided for on the Globaltron Interim Balance Sheet other than liabilities incurred or accrued in the ordinary course of business since December 31, 1999.

         2.11 Interests in Real Property. Globaltron owns no real property.

         2.12 Personal Property. Globaltron owns all personal property (including properties that may be deemed to be a mix of personal property and Real Property,

("Personal Property")) purported to be owned by it as of the date hereof, in each case free and clear of all liens, except for those liens described in
Schedule 2.12.

         2.13 Licenses, Permits and Governmental Approvals. Schedule 2.13 sets forth a true and complete list of all material licenses, permits, franchises, authorizations and approvals issued or granted to Globaltron by any federal, state or local government, or any department, agency, board, commission, bureau or instrumentality of any of the foregoing (the "Licenses and Permits"), and all pending applications therefor. Each License and Permit is valid and in full force and effect, and, to Globaltron's best knowledge, is not subject to any pending or threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such License and Permit invalid in any respect.

         2.14 Compliance with Law. The operations of Globaltron are being conducted in accordance with all applicable laws, regulations, orders and other requirements of all courts and other governmental or regulatory authorities having jurisdiction over Globaltron and its assets, properties and operations, including, without limitation, all such laws, regulations, orders and requirements promulgated by or relating to consumer protection, equal opportunity, health, environmental protection, architectural barriers to the handicapped, fire, zoning and building and occupation safety except where such non-compliance would not have a Globaltron material adverse effect.

         2.15 Litigation. Except as set forth on Schedule 2.15, there are no claims, actions, suits, proceedings, labor disputes or investigations pending or, to the best of Globaltron's knowledge, threatened before any federal, state or local court or governmental or regulatory authority, domestic or foreign, or before any arbitrator of any nature, brought by or against Globaltron or any of its officers, directors, employees, agents or affiliates involving, affecting or relating to any assets, properties or operations of Globaltron or the transactions contemplated by this Agreement. Schedule 2.15 sets forth a list and a summary description of all such pending actions, suits, proceedings, disputes or investigations. Neither Globaltron nor any of its assets or properties is subject to any order, writ, judgment, award, injunction or decree of any country, judicial, state or local court or governmental or regulatory authority or arbitrator, which would interfere with the transactions contemplated by this Agreement.

         2.16 Contracts. Schedule 2.16 sets forth a true and complete list of all material contracts, agreements and other instruments to which Globaltron is a party or otherwise relating to or affecting any of its assets, properties or operations, including, without limitation, all written or oral, express or implied, material, (a) contracts, agreements and commitments not made in the ordinary course of business; (b) purchase and supply contracts; (c) contracts, loan agreements, repurchase agreements, mortgages, security agreements, trust indentures, promissory notes and other documents or arrangements relating to the borrowing of money or for lines of credit; (d) leases and subleases of real or personal property; (e) agreements and other arrangements for the sale of any assets other than in the ordinary course of business or for the grant of any options or preferential rights to purchase any assets, property or rights; (f) contracts or commitments limiting or restraining Globaltron from engaging or competing in any lines of business or with any person, firm, or corporation; (h) partnership joint venture agreements or acquisition agreements; (i) licensing agreements and (ii) all amendments, modifications, extensions or renewals of any of the foregoing (the foregoing contracts, agreements and documents are hereinafter referred to collectively as the "Commitments" and individually as a "Commitment"). Each Commitment is valid, binding and enforceable against the parties thereto in accordance with its terms, and in full force and effect on the date hereof.

         2.17 Employee Plans. Schedule 2.17 lists every pension, savings, retirement, severance health, insurance or other employee benefit plan (collectively referred to herein as the "Plans") which Globaltron maintains, or has any obligation to contribute to and Globaltron is in compliance with such plans.

         2.18 Insurance. Schedule 2.18 lists the aggregate coverage amount and type and generally applicable deductibles of all policies of title, liability, fire, casualty, business interruption, workers' compensation, disability and other forms of insurance insuring the properties, assets and operations of the business of Globaltron. Except as set forth in Schedule 2.18, all such policies and bonds are in full force and effect. Except as set forth in Schedule 2.18, there is no claim by Globaltron pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

         2.19 Environmental Matters. Globaltron has obtained and maintained in effect all licenses, permits and other authorizations required under all applicable laws, regulations and other requirements of governmental or regulatory authorities relating to pollution or to the protection of the environment ("Environmental Laws") and is in compliance with all Environmental Laws and with all such licenses, permits and authorizations except where the failure to comply would not have a Globaltron material adverse effect. Globaltron has not to its knowledge performed or suffered any act which could give rise to, or has otherwise incurred liability to any person (governmental or not) under any Environmental Laws, nor has Globaltron received notice of any such liability or any claim therefor.

         2.20 Labor Matters.
              --------------

             (a) Except as set forth in Schedule 2.20: (i) Globaltron is not a party to any outstanding employment agreements or contracts with officers or employees that are not terminable at will, or that provide for the payment of any bonus or commission; (ii) Globaltron is not a party to any agreement, policy or practice that requires it to pay termination or severance pay to salaried, non-exempt or hourly employees (other than as required by law); (iii) Globaltron is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Globaltron nor does Globaltron know of any activities or proceedings of any labor union to organize any such employees.

             (b) Except as set forth in Schedule 2.20: (i) Globaltron is in compliance in all material respects with all applicable laws relating to employment and employment practices, wages, hours, and terms and conditions of employment; (ii) there is no unfair labor practice charge or complaint pending or threatened; (iii) there is no labor strike, material slowdown or material work stoppage or lockout actually pending or, to Globaltron's best knowledge, threatened against or affecting Globaltron, and Globaltron has not experienced any strike, material slow down or material work stoppage, lockout or other collective labor action by or with respect to employees of Globaltron since December 31, 1996; (iv) there is no question concerning representation which exists relating to the employees of Globaltron; (v) there are no charges with respect to or relating to Globaltron pending before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices; (vi) Globaltron has received no formal notice from any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of Globaltron and no such investigation is in progress.

         2.21 Intellectual Property. All of Globaltron's Intellectual Property is owned by Globaltron free and clear of all liens, charges, encumbrances and security interests. No Intellectual Property of Globaltron has been licensed to any third party. To the best of Globaltron's knowledge, no third party has interfered with, infringed upon, misappropriated, or violated any material Intellectual Property rights of Globaltron. Globaltron has no knowledge of any claim that, or inquiry as to whether, any product, activity or operation of Globaltron infringes upon or involves, or has resulted in the infringement of, any trademarks, trade-names, service marks, patents, copyrights or other proprietary rights of any other person, corporation or other entity; and no proceedings have been instituted, are pending or are threatened.

         2.22 Disclosure. This Agreement, the schedules hereto and any certificate attached hereto or delivered in accordance with the terms hereby by or on behalf of Globaltron in connection with the transactions contemplated by this Agreement, do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained herein and/or therein not misleading.

                                   ARTICLE 3
                 REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

         The Shareholders hereby severally, but not jointly, represent, warrant and agree as follows:

         3.1 Title to Shares. The Shareholders will have at the Closing, valid and marketable title to each of the Shares held by such Shareholder, free and clear of any liens, claims, charges, security interests or other legal or equitable encumbrances, limitations or restrictions.

         3.2 Authorization and Reliability of Agreement. Each Shareholder has the power to enter into this Agreement and to carry out his obligations hereunder. This Agreement has been duly executed by each Shareholder, and constitutes the valid and binding obligation of each Shareholder and is enforceable against each Shareholder in accordance with its terms. Each Shareholder is an "accredited investor" as defined in Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act").

         3.3 Investment Representation.
             --------------------------

             (a) Each Shareholder (i) is acquiring the shares of Common Stock for his own account and for investment and not with a view to the public resale or distribution thereof, (ii) will not sell, transfer or otherwise dispose of the Common Stock except in compliance with the Securities Act; and (iii) is aware that the Common Stock constitute "restricted securities" as that term is defined in Rule 144 or the General Rules and Regulations under the Securities Act.

             (b) Each Shareholder acknowledges and understands that the Common Stock has not been registered and must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available.

             (c) Each Shareholder further acknowledges that he is fully aware of the applicable limitations on the resale of the Common Stock. These restrictions for the most part are set forth in Rule 144. The Rule permits sales of "restricted securities" upon compliance with the requirements of such Rule. If the Rule is available to the undersigned, the undersigned may make only routine sales of Common Stock, in limited amounts, in accordance with the terms and conditions of that Rule.

             (d) Each Shareholder further agrees that each certificate evidencing the Common Stock will bear a legend consistent with the foregoing provisions and the Company shall have the right to issue stop-transfer instructions to its transfer agent and acknowledges that the Company has informed the undersigned of its intention to issue such instructions.

                                   ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to Morgan and the Shareholders as follows:

         4.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Florida, and has the requisite corporate power to carry on its business as now conducted.

         4.2 Capitalization. The Company's authorized capital stock consists of 20,000,000 shares of Company Common Stock par value $.001 per share, of which 4,900,000 shares are issued and outstanding and 5,000,000 shares of preferred stock, par value $.001 per share, of which none are presently issued and outstanding. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are no outstanding or authorized options, rights, warrants, calls, convertible securities, rights to subscribe, conversion rights or other agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance by the Company or transfer by the Company, of additional shares of its capital stock and the Company has not reserved any shares of its capital stock for issuance, nor are there any outstanding stock option rights, phantom equity or similar rights, contracts, arrangements or commitments. There are no voting trusts or any other agreements or understandings with respect to the voting of the Company's capital stock. The shares of Common Stock to be issued to the Shareholders hereunder will, when issued, be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

         4.3 Certain Corporate Matters. The Company is duly licensed or qualified to do business and is in good standing as a foreign corporation in every jurisdiction in which the character of the Company's properties or nature of the Company's business requires it to be so licensed or qualified other than such jurisdictions in which the failure to be so licensed or qualified does not, or insofar as can reasonably be foreseen, in the future will not, have a material adverse effect on its financial condition, results of operations or business. The Company has full corporate power and authority and has obtained all authorizations, licenses and permits necessary to carry on the business in which it is engaged or in which it proposes presently to engage and to own and use the properties owned and used by it. The Company has delivered to Globaltron true, accurate and complete copies of its Articles of Incorporation and Bylaws, which reflect all restatements of and amendments made thereto at any time prior to the date of this Agreement. The records of meetings of the Company's shareholders and Board of Directors of the Company are complete and correct in all material respects. The stock records of the Company and the shareholder lists of the Company that the Company has previously furnished to Globaltron are complete and correct in all material respects and accurately reflect the record ownership and the beneficial ownership of all the outstanding shares of the Company's capital stock and any other outstanding securities issued by the Company. The Company is not in default under or in violation of any provision of its Articles of Incorporation or Bylaws in any material respect. The Company is not in any default or in violation of any restriction, lien, encumbrance, indenture, contract, lease, sublease, loan agreement, note or other obligation or liability by which it is bound or to which any of its assets is subject.

         4.4 Authority Relative to this Agreement. The Company has the requisite corporate power and authority to enter into this Agreement and carry out its obligations hereunder. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions described herein have been duly authorized by the Board of Directors of the Company and no other actions on the part of the Company is necessary to authorize this Agreement or the transactions described herein. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.

         4.5 Consents and Approvals; No Violations. Except for applicable requirements of federal securities laws and state securities or blue sky laws, no filing with, and no permit, authorization, consent or approval of, any third party, public body or authority is necessary for the consummation by the Company of the transactions described in this Agreement. Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions described herein, nor compliance by the Company with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the Articles of Incorporation or Bylaws of the Company, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which the Company is a party or by which it or any of its properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, or any of their properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults which are not in the aggregate material to the Company.

         4.6 Subsidiaries. The Company does not own, directly or indirectly, any of the capital stock of any other corporation or any equity, profit sharing, participation or other interest in any corporation, partnership, joint venture or other entity.

         4.7 Financial Statements. The Company has delivered to Morgan the following: audited financial statements: (a) its balance sheet as of December 31, 1998; (b) its statement of income for the period ended December 31, 1998;
(c) its statements of cash flows for the period ended December 31, 1998; and (d) its statements of changes in shareholders' equity for the period ended December 31, 1998 (collectively, the "Audited Financial Statements") and the Company's unaudited financial statements as follows: (a) its balance sheet as of September 30, 1999; (b) its statement of income for the period ended September 30, 1999;
(c) its statements of cash flows for the period ended September 30, 1999; and
(d) its statements of changes in shareholders' equity for the period ended September 30, 1999 (collectively, the "Unaudited Financial Statements"). Both the Audited Financial Statements and the Unaudited Financial Statements (collectively the "Financial Statements") have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered thereby and present fairly the financial condition of the Company as of such dates and the results of its operations and changes in cash flows for such periods.

         4.8 Absence of Certain Changes or Events. Since September 30, 1999 there has not been:

             (a) Any material adverse change in the financial condition, results of operations or business of the Company;

             (b) Any sale, lease, transfer, license or assignment of any assets, tangible or intangible, of the Company;

             (c) Any damage, destruction or property loss, whether or not covered by insurance, affecting adversely the properties or business of the Company;

             (d) Any declaration or setting aside or payment of any dividend or distribution with respect to the shares of capital stock of the Company or any redemption, purchase or other acquisition of any such shares;

             (e) Any subjection to any lien on any of the assets, tangible or intangible, of the Company;

             (f) Any incurrence of indebtedness or liability or assumption of obligations by the Company;

             (g) Any waiver or release by the Company of any right of any material value;

             (h) Any compensation or benefits paid to officers or directors of the Company;

             (i) Any change made or authorized in the Articles of Incorporation or Bylaws of the Company; or

             (j) Any loan to or other transaction with any officer, director or shareholder of the Company giving rise to any claim or right of the Company against any such person or of such person against the Company.

         4.9 Undisclosed Liabilities. The Company has no material liability or obligation whatsoever, either direct or indirect, matured or unmatured, accrued, absolute, contingent or otherwise.

         4.10 Tax Matters. All returns, reports, or information return or other document (including the relating or supporting information) required to be filed before the Closing in respect of Company has been filed, and Company has paid, accrued or otherwise adequately reserved for the payment of all Taxes required to be paid in respect of the periods covered by such returns and has adequately reserved for the payment of all Taxes with respect to periods ended on or before the Closing for which tax returns have not yet been filed. All Taxes of the Company have been paid or adequately provided for and Company knows of no proposed additional tax assessment against the Company not adequately provided for in the Financial Statements. No deficiency for any taxes has been asserted or assessed by a taxing authority against Company, there is no outstanding audit examination, deficiency or refund litigation with respect to any taxes of the Company. In the ordinary course, Company makes adequate provision on its books for the payment of taxes (including for the current fiscal period) owed by the Company. The Company has not executed an extension or waiver of any statute of limitations on the assessment or collection of tax that is currently in effect.

         "Taxes" shall, for purposes of this Agreement, mean all taxes however denominated, including any interest, penalties or addition to tax that may become payable in respect thereof, imposed by any governmental body which taxes shall include, without limiting the generality of the foregoing, all income taxes, payroll and employee withholding taxes, unemployment insurance, social security, sales and use taxes, excise taxes, franchise taxes, receipts taxes, occupations taxes, real and personal property taxes, stamp taxes, transfer taxes, workman's compensation taxes and any other obligation of the same or a similar nature.

         4.11 Personal Property. The Company owns all personal property (including properties that may be deemed to be a mix of personal property and Real Property, ("Personal Property")) purported to be owned by it as of the date hereof, in each case free and clear of all liens.

         4.12 Licenses, Permits and Governmental Approvals. Schedule 4.13 sets forth a true and complete list of all material licenses, permits, franchises, authorizations and approvals issued or granted to the Company by any federal, state or local government, or any department, agency, board, commission, bureau or instrumentality of any of the foregoing (the "Licenses and Permits"), and all pending applications therefor. Each License and Permit is valid and in full force and effect, and, to the Company's best knowledge, is not subject to any pending or threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such License and Permit invalid in any respect.

         4.13 Compliance with Law. The operations of the Company are being conducted in accordance with all applicable laws, regulations, orders and other requirements of all courts and other governmental or regulatory authorities having jurisdiction over the Company and its assets, properties and operations, including, without limitation, all such laws, regulations, orders and requirements promulgated by or relating to consumer protection, equal opportunity, health, environmental protection, architectural barriers to the handicapped, fire, zoning and building and occupation safety except where such non-compliance would not have a Company material adverse effect.

         4.14 Litigation. There are no claims, actions, suits, proceedings, labor disputes or investigations pending or, to the best of the Company's knowledge, threatened before any federal, state or local court or governmental or regulatory authority, domestic or foreign, or before any arbitrator of any nature, brought by or against the Company or any of its officers, directors, employees, agents or affiliates involving, affecting or relating to any assets, properties or operations of the Company or the transactions described in this Agreement. Neither the Company nor any of its assets or properties is subject to any order, writ, judgment, award, injunction or decree of any country, judicial, state or local court or governmental or regulatory authority or arbitrator which would interfere with the transactions contemplated by this Agreement.

         4.15 Environmental Matters. The Company has obtained and maintained in effect all licenses, permits and other authorizations required under all applicable laws, regulations and other requirements of governmental or regulatory authorities relating to pollution or to the protection of the environment ("Environmental Laws") and is in compliance with all Environmental Laws and with all such licenses, permits and authorizations except where the failure to comply would not have a the Company material adverse effect. The Company has not to its knowledge performed or suffered any act which could give rise to, or has otherwise incurred liability to any person (governmental or not) under any Environmental Laws, nor has the Company received notice of any such liability or any claim therefor.

         4.16 Intellectual Property. The Company does not own or use any trademarks, trade-names, service marks, patents, copyrights or any applications with respect thereto. The Company has no knowledge of any claim that, or inquiry as to whether, any product, activity or operation of the Company infringes upon or involves, or has resulted in the infringement of, any trademarks, trade-names, service marks, patents, copyrights or other proprietary rights of any other person, corporation or other entity; and no proceedings have been instituted, are pending or are threatened.

         4.17 Insurance. The Company has no insurance policies in effect.

         4.18 Contracts. The Company has no material contracts, leases, arrangements and commitments (whether oral or written). The Company is not a party to or bound by or affected by any contract, lease, arrangement or commitment (whether oral or written) relating to: (a) the employment of any person; (b) collective bargaining with, or any representation of any employees by, any labor union or association; (c) the acquisition of services, supplies, equipment or other personal property; (d) the purchase or sale of real property;
(e) distribution, agency or construction; (f) lease of real or personal property as lessor or lessee or sublessor or sublessee; (g) lending or advancing of funds; (h) borrowing of funds or receipt of credit; (i) incurring any obligation or liability; or (j) the sale of personal property.

         4.19 Employees. The Company does not have any employees. The Company does not owe any compensation of any kind, deferred or otherwise, to any current or previous employees. The Company has no written or oral employment agreements with any officer or director of the Company. The Company is not a party to or bound by any collective bargaining agreement. There are no loans or other obligations payable or owing by the Company to any shareholder, officer, director or employee of the Company, nor are there any loans or debts payable or owing by any of such persons to the Company or any guarantees by the Company of any loan or obligation of any nature to which any such person is a party.

         4.20 Employee Benefit Plans. The Company has no (a) non-qualified deferred or incentive compensation or retirement plans or arrangements, (b) qualified retirement plans or arrangements, (c) other employee compensation, severance or termination pay or welfare benefit plans, programs or arrangements or (d) any related trusts, insurance contracts or other funding arrangements maintained, established or contributed to by the Company.

         4.21 Broker's Fees. Neither the Company, nor anyone acting on its behalf has any liability to any broker, finder, investment banker or agent, or has agreed to pay any brokerage fees, finder's fees or commissions, or to reimburse any expenses of any broker, finder, investment banker or agent in connection with this Agreement.

         4.22 Company SEC Filings. The Company has delivered or made available to Shareholders copies of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1998 and Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999. As of its respective date, such report complied in all material respects with all applicable requirements of the Securities Exchange Act of 1934, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. The Company has timely filed all periodic and other reports required to be filed by the Company with the Securities and Exchange Commission.

         4.23 Disclosure. The representations and warranties and statements of fact made by the Company in this Agreement are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not misleading.

                                   ARTICLE 5
                     CONDUCT OF BUSINESS PENDING THE CLOSING

         5.1 Conduct of Business by the Company Pending the Closing. The Company covenants and agrees that prior to the Closing Date:

             (a) The Company shall conduct its business and operations only in the usual and ordinary course of business;

             (b) The Company shall not directly or indirectly do any of the following: (i) sell, pledge, dispose of or encumber any of its assets; (ii) amend or propose to amend its Articles of Incorporation or Bylaws; (iii) split, combine or reclassify any outstanding shares of its capital stock, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to shares of its capital stock; (iv) redeem, purchase or acquire or offer to acquire any shares of its capital stock or other securities; (v) create any subsidiaries; (vi) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing;

             (c) The Company shall not, (i) issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of, its capital stock; (ii) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division or the material assets thereof, (iii) incur any indebtedness for borrowed money, issue any debt securities or guarantee any indebtedness to others; or (iv) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing;

             (d) The Company shall not enter into any employment, severance or similar agreements or arrangements with, or grant any bonus, salary increase, severance or termination pay to, any officers or directors;

             (e) The Company shall not adopt any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee;

             (f) The Company shall (i) use its best efforts not to take any action which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue at any time prior to the Closing Date as if then made; and (ii) notify Globaltron and the Shareholders of any emergency or other change in the normal course of its business or in the operation of its properties and of any tax audits, tax claims, governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such emergency, change, audit, claim, complaint, investigation or hearing would be material, individually or in the aggregate, to the financial condition, results of operations or business of the Company, or to the ability of any of the parties hereto to consummate the transactions described in this Agreement;

             (g) The Company shall notify Globaltron and the Shareholders promptly of any material adverse event or circumstance affecting the Company (including the filing of any material litigation against the Company or the existence of any dispute with any person or entity which involves a reasonable likelihood of such litigation being commenced); and

             (h) The Company shall comply with all legal requirements and contractual obligations applicable to its operations and business and pay all applicable taxes.

         5.2 Other Actions. Unless approved in writing by Morgan, the Company shall not to take any action or permit any action to occur that might reasonably be expected to result in any of the representations and warranties of the Company contained in this Agreement becoming untrue after the date hereof or any of the conditions to the Closing set forth in Article 7 of this Agreement not being satisfied.

                                   ARTICLE 6
                              ADDITIONAL AGREEMENTS

         6.1 Access and Information. Morgan, on behalf of Globaltron, and the Company shall each afford to the other and to the other's financial advisors, legal counsel, accountants, consultants and other representatives necessary access throughout the period prior to the Closing to all of its books, records, properties and personnel and, during such period in order to allow each party to complete its due diligence review, each shall furnish promptly to the other all information as such other party may reasonably request. Each party shall hold in confidence all non-public information until such time as such information is otherwise publicly available and, if this Agreement is terminated, each party will upon written request deliver to the other all documents, work papers and other material obtained by such party or on its behalf from the other party as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof.

         6.2 Press Releases. The Company and Morgan, on behalf of Globaltron, shall consult with each other as to the form and substance of any press release or other public disclosure of matters related to this Agreement or any of the transactions described herein; provided, however, that nothing in this Section
6.2 shall be deemed to prohibit any party hereto from making any disclosure that is required to fulfill such party's disclosure obligations imposed by law, including, without limitation, federal securities laws provided that the disclosing party shall provide the nondisclosing party reasonable advance notice and text of any such disclosure.

         6.3 Negotiations. From and after the date hereof until the earlier of the Closing or the termination of this Agreement, neither the Company nor its officers or directors nor anyone acting on behalf of such party or persons shall, directly or indirectly, encourage, solicit, engage in discussions or negotiations with, or provide any information to, any person, firm, or other entity or group concerning any merger, sale of substantial assets, purchase or sale of shares of common stock or similar transaction involving any party thereof except as agreed to by Globaltron and Morgan. The Company shall promptly communicate to Globaltron and Morgan any inquiries or communications concerning any such transaction which they may receive or of which they may become aware of.

         6.4 No Reverse Splits. The Company agrees not to effect any reverse split of the Company's common stock for at least 120 days from the date hereof.

         6.5 Delivery of Schedules. To the extent not attached to this Agreement, the Schedules required by this Agreement to be provided by Globaltron shall be delivered to the Company not later than the close of business on Tuesday, January 25, 2000.

                                   ARTICLE 7
                              CONDITIONS TO CLOSING

         7.1 Conditions to Morgan's and Shareholders' Obligations. The obligations of Morgan and Shareholders to effect the Closing are subject to the satisfaction of the following additional conditions on or before the Closing
Date:

             (a) The representations and warranties set forth in Article 4 of this Agreement will be true and correct in all material respects as of the date hereof and at and as of the Closing Date as though then made;

             (b) The Company shall have performed, in all material respects, each obligation and agreement and complied with each covenant to be performed and complied with by it under this Agreement prior to the Closing Date;

             (c) All consents by third party or governmental or regulatory agencies or otherwise that are required to be obtained by the Company for the consummation of the transactions described herein will have been obtained;

             (d) No action or proceeding before any court or governmental body will be pending or threatened wherein a judgment, decree, injunction or order would prevent any of the transactions described herein or cause such transactions to be declared unlawful or rescinded;

             (e) At the Closing, the Company shall have delivered or caused to be delivered to Morgan, on behalf of the Shareholders, the following:

                  (i) a certificate executed on behalf of the Company stating that the conditions set forth in Sections 7.1(a) through (d) of this Agreement have been satisfied;

                  (ii) resolutions duly adopted by the Company's Board of Directors authorizing and approving the Agreement and the execution, delivery and performance of this Agreement;

                  (iii) good standing for the Company from the Secretary of State of the State of Florida, dated not earlier than five days prior to the Closing Date;

                  (iv) a copy of the Company's Restated and Amended Articles of Incorporation certified as of a recent date by the Secretary of State of the State of Florida;

                  (v) an incumbency certificate of the officers of the Company;

                  (vi)b the Company shall have caused such person as directed by Morgan on behalf of Globaltron to be appointed as a director of Company upon closing; and

                  (vii) such other documents as Globaltron and Morgan may reasonably request in connection with the transactions described herein.

         7.2 Conditions to the Obligations of the Company. The obligations of the Company to effect the Closing are subject to the satisfaction of the following conditions on or before the Closing Date:

             (a) The representations and warranties set forth in Article 2 and
Article 3 of this Agreement will be true and correct in all material respects as of the date hereof and at and as of the Closing Date as though then made;

             (b) Morgan and the Shareholders shall have performed, in all material respects, each obligation and agreement and complied with each covenant required to be performed and complied with by them under this Agreement prior to the Closing Date;

             (c) All consents by any third party or governmental or regulatory agencies or otherwise that are required to be obtained by Globaltron and the Shareholders for the consummation of the transactions described herein will have been obtained.

             (d) No action or proceeding before any court or governmental body will be pending or threatened wherein a judgment, decree, injunction or order would prevent any of the transactions described herein or cause such transactions to be declared unlawful or rescinded;

             (e) On the Closing Date, Morgan shall have delivered to the Company the following:

                  (i) a certificate executed on behalf of Globaltron and the Shareholders stating that the conditions set forth in Sections 7.2(a) through
(d) of this Agreement have been satisfied;

                  (ii) a good standing certificate for Globaltron from the Secretary of State of the State of Florida, dated not earlier than five days prior to the Closing Date;

                  (iii) a copy of Globaltron's Articles of Incorporation certified as of a recent date by the Secretary of State of the State of Florida; and

                  (iv) copies of letter executed by all Shareholders appointing Morgan as agent and attorney-in-fact

                  (v) such other documents as the Company may reasonably request in connection with the transactions described herein.

                                   ARTICLE 8
                                   TERMINATION

         8.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing by the mutual consent in writing of the parties hereto.

         8.2 Termination by Any Party. This Agreement may be terminated by any party hereto if a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions described in this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause shall have used all reasonable efforts to remove such injunction, order or decree.

         8.3 Material Breach. This Agreement may be terminated if there has been a material breach of this Agreement and such breach has not been cured by the alleged breaching party within 30 days of receipt of written notice from a non-breaching party detailing such breach.

         8.4 Effect of Termination. In the event of termination of this Agreement pursuant to this Article 8, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to Section 6.1 and 11.10.

                                   ARTICLE 9
                          SHAREHOLDERS' REPRESENTATIVE

         9.1 Shareholders' Representative. Each of the Shareholders has previously made, constituted and appointed, and hereby irrevocably makes, constitutes and appoints Morgan as his agent and representative and attorney-in-fact (the "Shareholders' Representative") for all purposes under this Agreement.

         Each Shareholder hereby authorizes the Shareholders' Representative, on behalf and in the name of such Shareholder, to:

             (a) Receive all notices or documents given or to be given to him by the Company pursuant hereto or in connection herewith and to receive and accept service of legal process in connection with any suit or other proceeding arising under this Agreement. The Shareholders' Representative promptly shall forward a copy of such notice or process to each Shareholder;

             (b) Deliver at the Closing the certificates for the Shares of each Shareholder in exchange for his portion of the Exchange Consideration;

             (c) Sign and deliver to the Company at the Closing a receipt for his portion of the Exchange Consideration and transmit the Exchange Consideration to each Shareholder;

             (d) Deliver to the Company at the Closing all certificates and documents to be delivered to the Company by the Shareholders pursuant to this Agreement, together with any other certificates and documents executed by each Shareholder and deposited with the Shareholders' Representative for such purpose;

             (e) Engage such legal counsel, and such accountants and other advisors for Shareholders and incur such other expenses on behalf of Shareholders in connection with this Agreement and the transactions described herein as the Shareholders' Representative may deem appropriate; and

             (f) Take such action on behalf of such Shareholders as the Shareholders' Representative may deem appropriate in respect of:

                  (i) Waiving any inaccuracies in the representations or warranties of the Company contained in this Agreement or in any document delivered by it pursuant hereto;

                  (ii) Waiving the fulfillment of any of the conditions precedent to the Shareholders' obligations hereunder;

                  (iii) Taking such other action as he is authorized to take under this Agreement;

                  (iv) Receiving all documents or certificates and making all determinations on behalf of the Shareholders required under this Agreement; and

                  (v) All such other matters as the Shareholders' Representative may deem necessary or appropriate to consummate this Agreement and the transactions contemplated hereby.

             The appointment of the Shareholders' Representative hereunder is irrevocable and is deemed coupled with an interest and any action taken by Shareholders' Representative pursuant to the authority granted in this Section
9.1 shall be effective and absolutely binding on each Shareholder notwithstanding any contrary action of or direction from a Shareholder. The death or incapacity of any Shareholder shall not terminate the prior authority and agency of the Shareholders' Representative.

             Each of the Shareholders agree that the Shareholders' Representative shall not be liable for failure to consummate the transactions described herein or in connection with the performance of his duties except for the Shareholders' Representative's fraud or bad faith.

                                   ARTICLE 10
                             POST-CLOSING AGREEMENTS

         10.1 Financial Statements. Within 75 days from the Closing Date, Globaltron and Morgan shall deliver to the Company the financial statements required by the SEC rules and regulations.

         10.2 Additional Directors. The Company shall file a statement complying with Rule 14f-1 of the Securities Exchange Act of 1934 with the SEC and send a copy to its shareholders. Ten days following such filing, the Company shall cause such additional directors to be appointed to its Board of Directors as are set forth in the filing. In addition, Roman G. Fisher shall agree to resign as an officer and director of the Company at such time.

                                   ARTICLE 11
                               GENERAL PROVISIONS

         11.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier or mailed by registered or certified mail (postage prepaid and return receipt requested) to the party to whom the same is so delivered, sent or mailed at the following addresses (or at such other address for a party as shall be specified by like notice):

         If to the Company:

         2808 North Federal Highway
         Fort Lauderdale, FL 33306

         If to Shareholders:

         100 North Biscayne Boulevard
         25th Floor
         Miami, FL 33132

         11.2 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to sections and articles of this Agreement unless otherwise stated.

         11.3 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify this Agreement to preserve each party's anticipated benefits under this Agreement.

         11.4 Miscellaneous. This Agreement (together with all other documents and instruments referred to herein): (a) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof; (b) except as expressly set forth herein, is not intended to confer upon any other person any rights or remedies hereunder and (c) shall not be assigned by operation of law or otherwise, except as may be mutually agreed upon by the parties hereto.

         11.5 Separate Counsel. Each party hereby expressly acknowledges that it has been advised and urged to seek its own separate legal counsel for advice with respect to this Agreement.

         11.6 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida, without regard to conflicts or choice of law provisions of the State of Florida.

         11.7 Counterparts. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

         11.8 Amendment. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all parties hereto.

         11.9 Parties In Interest: No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. This Agreement shall not be deemed to confer upon any person not a party hereto any rights or remedies hereunder.

         11.10 Expenses. The parties hereto shall pay all of their own expenses relating to the transactions described in this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisers.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

WIN-GATE EQUITY GROUP, INC.

By: /s/ Roman G. Fisher
    --------------------------
    ROMAN G. FISHER, President

SHAREHOLDERS:

/s/ Gary Morgan
-----------------------------------
GARY MORGAN, Individually and as
Representative of the Shareholders